Exhibit 99.1
GMX RESOURCES INC.
FOR IMMEDIATE RELEASE
FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Sr.	Ken L. Kenworthy, Jr.
Executive V. P., CFO	President, CEO
405.600.0711 x316	405.600.0711 x311
GMX RESOURCES INC. Announces:
•	33.3 MMBTU/D or 30.5 MMCFE/D Current Daily Production Rate Exceeding Year End 2007Goal Two Months Ahead of Schedule

•	90% Production Growth in 3Q07

•	106% Production Growth YTD Thru 3Q07

•	YE2007 Guidance Raised to 102% Projected Growth

•	20 Acre Pilot Program With Nine Wells in Progress and IPs 20% Above 40 Acre Average

•	Operations Update
Oklahoma City, Oklahoma, Thursday, October 18, 2007 GMX RESOURCES INC., NASDAQ GSM: ‘GMXR’; (visit www.gmxresources.com to view the most recent Company presentation and for more information on the Company) today announces that the current production for the week ending October 13, 2007, averaged 30.5 mmcfe/d or 33.3 mmbtu/d; which achieves our stated goal of 30 mmcfe/d by late December 2007, 2 months ahead of schedule. “Better completion techniques, increased density in the most mature areas and resolution of several pipeline delays have led to this anomalous production increase”, stated Ken Kenworthy, Jr. CEO of GMXR.
3Q07 Production and Raising Production Guidance for 4Q07 & 2007
3Q07 production was 2.2 BCFE which is 90% growth from 3Q06. Production through nine months ended 3Q07 of 6 BCFE is 106% growth when compared to production in the same period 2006. The company also is raising 2007 guidance to 8.7 BCFE and 4Q07 guidance to 2.7 BCFE, which represents 102% and 93% growth respectively from similar periods in 2006.
Operational Update
We remain 100% successful in our development and have drilled only 28% of the 40 Acre wells available on our properties, including nine 20 acre pilot wells, which are active in our development. Five of the 20 acre pilot wells are currently producing; these five had an average Initial Potential 24 hour (IP) production rate of 1,620 mcfe/d, which is 20% above our 40 acre development average IP rate for the field. In the 3rd quarter, 31 gross/18.8 net wells were drilled into the Cotton Valley ‘Taylor’ Sand (CVS) and 5 gross/ 2.6 net Travis Peak wells were also drilled. Year to date 3Q07, 91 gross/ 54 net wells have been drilled. Spud to sales days for the Flex rig wells have gone up 13 days to 39 days for the 3Q07 due to delays in pipeline hookups, 4Q07 should see improvements.

“As previously mentioned, ‘Micro Seismic’ monitoring was conducted during several R & D treatments on a 20 acre well, which revealed that 20 Acre development was not only justified but was necessary based on the aerial extent of the mapped fracture treatment. We will conduct further ‘Micro Seismic’ testing in the near future”, stated Ken Kenworthy, Jr., CEO. “We have also begun “Enhanced Micro-Fracture Analysis” (EMFA) during our fracture treatments. A precision pressure gauge is used during breakdown (aka Micro-Fracture) of our reservoirs prior to fracture treatments. The field and historical results from this pressure monitoring are utilized to modify our completion techniques on each well and can predict production performance. The EMFA and stimulation modifications are leading to better and more predictable production performances. Continuing our research in the 20 acre pilot project, we have recently cored 457 feet of CVS; consisting of 72 feet of the Taylor Oyster Beds, all 313 feet of the Taylor Sands, and 72 feet of the Bossier Shale. The core is currently undergoing several extensive studies in order to further enhance our stimulation treatments as well as to better quantify the total amount of reservoir rock in order to estimate more accurately total gas-in-place in our Taylor Reservoir. These studies also have numerous other applications in the development of the field. After viewing the 1st 400 feet of core in the field, estimates are 216 - 243 feet of reservoir rock consisting of sands, silt, vugular carbonate and cemented pebble-sized conglomerate. The sedimentary setting is considered classic shoreface. Our 20 acre pilot wells’ production thus far has proven very successful as have other East Texas Cotton Valley operators in the area and is quickly becoming a significant part of the CVS Resource development.”
Hedging Update
We have added 100,000 MMBtu’s per Month hedged from January 1, 2008 through December 31, 2009 at a floor of $7.50 and ceiling of $8.15 at ‘Houston Ship Channel’, equivalent to $7.95 — $8.64 ‘NYMEX’; more hedging activity is possible,” Kenworthy added.
GMX RESOURCES INC. is a rapidly growing, ‘Pure Play’ E & P company with high quality unconventional gas resources. 8 rigs are currently drilling its Cotton Valley (CV) Gas Resource Play on the Sabine Uplift; Carthage, North Field, East Texas, Panola & Harrison County. Development is focused in the Upper CV “Tight Gas Sands”; 204 gross / 108 net CV producers; with a 100% success rate!; Travis Peak/Hosston Sands & Pettit Reservoirs (TP/P); 36 gross / 29 net TP/P producers; also containing Lower CV Bossier/Haynesville “Gas Shales”. These key resource layers provide repeatable organic growth at low finding and development costs for the Company and are contained in one contiguous ‘Core Area’ which constitutes 99% of Company’s NAV, consisting of 94% Natural Gas. Headquartered in Oklahoma City, Oklahoma, GMXR has interests in 258 gross / 149 net producing wells and operates 60% of its reserves. The Company’s strategy is steady production growth, maintaining industry leading low finding and development cost, growing & proving-up its natural gas reserves in this resource play with 8 rigs; which should equate to shareholder value growth.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.